Exhibit 99.1

For more information contact:
Jennifer Jarman
The Blueshirt Group
415-217-5866
jennifer@blueshirtgroup.com

Synaptics Reports Results for Fourth Quarter and Fiscal 2013

Record Revenue, Net Income and EPS in Fiscal 2013

•	Fourth quarter revenue growth of 67% over prior year; gross margin increase of 390 basis points over prior year

•	Fiscal 2013 revenue growth of 21%; gross margin increase of 250 basis points

•	Increases Stock Repurchase Authorization by $100 Million

San Jose, CA – August 1, 2013 – Synaptics (NASDAQ: SYNA), a leading developer of human interface solutions, today reported financial results for its fourth quarter and year ended June 30, 2013.

Net revenue for fiscal 2013 reached a record $663.6 million, an increase of 21% over net revenue of $548.2 million for fiscal 2012. Net income for fiscal 2013 of $98.9 million, or $2.89 per diluted share, was also a record and increased 83% over net income of $54.1 million, or $1.57 per diluted share, for fiscal 2012.

Non-GAAP net income for fiscal 2013 of $106.4 million, or $3.11 per diluted share, was also a record. Non-GAAP net income and diluted earnings per share for fiscal 2012 were $78.6 million and $2.28, respectively. (See attached table for a reconciliation of GAAP to non-GAAP results.)

Net revenue for the fourth quarter of fiscal 2013 was a record $230.2 million, an increase of 67% compared with $137.6 million for the comparable quarter last year. Net income for the fourth quarter of fiscal 2013 was a record $45.3 million, or $1.29 per diluted share, compared with net income of $12.3 million, or $0.36 per diluted share, for the comparable quarter last year.

Non-GAAP net income for the fourth quarter of fiscal 2013 of $48.9 million, or $1.39 per diluted share, was also a record. Non-GAAP net income was $18.6 million, or $0.54 per diluted share, for the fourth quarter of fiscal 2012. (See attached table for a reconciliation of GAAP to non-GAAP financial measures.)

“Our execution in fiscal 2013 was stellar as we successfully expanded our footprint at leading mobile customers, with our solutions included in many of the world’s best-selling phones and tablets,” stated Rick Bergman, President and CEO. “Our record performance reflects our ability to innovate and lead in our markets based on the depth and breadth of our technology and the scale required to seamlessly deliver differentiated solutions to our growing global customer base.”

Fourth Quarter 2013 Business Metrics

•	Revenue mix from mobile and PC products was approximately 75% and 25%, respectively.

•	Revenue from mobile products totaled $173.2 million and was up 186% year-over-year. Mobile products revenue includes all touchscreen and video display products.

•	Revenue from PC products totaled $57.0 million, a decrease of 26% year-over-year.

•	Gross margin was 50.0%, an increase of 390 basis points year-over-year.

Cash at June 30, 2013 was $355.3 million. Cash flow from operations for the fiscal year was $102.2 million; $46.3 million was used to repurchase 1.6 million shares of common stock, including 359,400 shares at approximately $42 per share repurchased during the fourth quarter, bringing fiscal 2013 repurchases to approximately 5% of shares outstanding.

Kathy Bayless, CFO, added, “Our performance in the June quarter reflected a steep initial ramp of new designs across multiple mobile customers. Considering our backlog of approximately $96 million entering the typically back-end loaded September quarter, customer forecasts, and the resulting expected product mix, we anticipate revenue to be in the range of $210 million to $225 million for the first fiscal quarter, an increase of 65% to 77% on a year-over-year basis. We expect the revenue mix from mobile and PC products to be similar to the preceding quarter.”

Mr. Bergman added, “While our markets are dynamic, we believe that as the technology leader we are building a sustainable competitive advantage in touch. As we look ahead to fiscal 2014, the declining PC market will continue to impact our growth rate, but overall we feel confident that we can achieve another year of very strong annual revenue growth at a level similar to our growth rate in fiscal 2013.”

Synaptics also announced that in July, its board of directors increased and extended the authorization for stock repurchases by $100 million, for a total current authorization of $160 million available through October, 2015.

Earnings Call Information

The Synaptics fourth quarter fiscal 2013 teleconference and webcast is scheduled to begin at 2:00 p.m., Pacific Time, on Thursday, August 1, 2013, during which the company will provide forward-looking information. To participate on the live call, analysts and investors should dial 1-877-941-1427 at least ten minutes prior to the call. Synaptics will also offer a live and archived webcast of the conference call, accessible from the “Investor Relations” section of the company’s Web site at www.synaptics.com.

About Synaptics Incorporated

As a leading developer of human interface solutions which enhance the user experience, Synaptics provides the broadest touch solutions portfolio in the industry. The ClearPad™ family supports touchscreen solutions for devices ranging from entry-level mobile phones to flagship premium smartphones, tablets, and notebook PCs. The TouchPad™ family, including ClickPad™ and ForcePad™, is integrated into the majority of today’s notebook PCs. Synaptics’ wide portfolio also includes ThinTouch™, supporting thin and light keyboard solutions, as well as key technologies for next generation touch-enabled video and display applications. (NASDAQ: SYNA) www.synaptics.com

Synaptics, ClearPad, TouchPad, ClickPad, ForcePad, ThinTouch, and the Synaptics logo are trademarks of Synaptics in the United States and/or other countries. All other marks are the property of their respective owners.

Use of Non-GAAP Financial Information

In evaluating its business, Synaptics considers and uses net income excluding share-based compensation and certain non-cash or non-recurring items as a supplemental measure of operating performance. Net income excluding share-based compensation and certain non-cash or non-recurring items is not a measurement of the company’s financial performance under GAAP and should not be considered as an alternative to GAAP net income. The company presents net income excluding share-based compensation and certain non-cash or non-recurring items because it considers it an important supplemental measure of its performance. The company believes this measure facilitates operating performance comparisons from period to period by eliminating potential differences in net income caused by the existence and timing of share-based compensation charges and certain non-cash or non-recurring items. Net income excluding share-based compensation and certain non-cash or non-recurring items has limitations as an analytical tool and should not be considered in isolation or as a substitute for the company’s GAAP net income. The principal limitations of this measure are that it does not reflect the company’s actual expenses and may thus have the effect of inflating its net income and net income per share.

Forward-Looking Statements

This press release contains “forward-looking” statements about Synaptics, as that term is defined under the federal securities laws. Synaptics intends such forward-looking statements to be subject to the safe harbor created by those laws. Such forward-looking statements include, but are not limited to, statements regarding the company’s belief that its record performance reflects the company’s ability to innovate and lead in its markets based on the depth and breadth of its technology and the scale required to seamlessly deliver differentiated solutions to its growing global customer base; the company’s anticipated revenue for the September quarter, including its expectation that the revenue mix in the September quarter from mobile and PC products will be similar to the preceding quarter; the company’s belief that it is the technology leader and is building a sustainable competitive advantage in touch; the company’s expectations that the declining PC market will continue to impact its growth rate; and the company’s confidence that it can achieve another year of very strong annual revenue growth at a level similar to its growth rate in fiscal 2013. Synaptics cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by the forward-looking statements contained herein. Such factors include, but are not limited to, (a) demand for Synaptics’ products, (b) market demand for OEMs’ products using Synaptics’ solutions, (c) changing market demand trends in the markets Synaptics serves, (d) the success of Synaptics’ customers’ products that utilize Synaptics’ product solutions, (e) the development and launch cycles of Synaptics’ customers’ products, (f) market pressures on selling prices, (g) changes in product mix, (h) the market acceptance of Synaptics’ product solutions compared with competitors’ solutions, (i) general economic conditions, including consumer confidence and demand, and (j) other risks as identified from time to time in Synaptics’ SEC reports, including Quarterly Reports on Form 10-Q and the Annual Report on Form 10-K for the fiscal year ended June 30, 2013. All forward-looking statements are based on information available to Synaptics on the date hereof, and Synaptics assumes no obligation to update such statements.

(Tables to Follow)

SYNAPTICS INCORPORATED

CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

(Unaudited)

	June 30, 2013	June 30, 2012
Assets
Current assets:
Cash and cash equivalents	$355,303	$305,005
Accounts receivables, net of allowances of $883 and $567, respectively	148,454	104,140
Inventories	49,948	31,667
Prepaid expenses and other current assets	6,715	5,365

Total current assets	560,420	446,177
Property and equipment at cost, net	58,035	24,903
Goodwill	20,695	18,995
Purchased intangibles	13,110	12,800
Non-current auction rate securities	16,969	15,321
Other assets	22,037	23,309

Total assets	$691,266	$541,505

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$83,710	$55,220
Accrued compensation	23,728	12,642
Income taxes payable	10,751	11,221
Other accrued liabilities	31,437	26,515

Total current liabilities	149,626	105,598
Notes payable	2,305	2,305
Other liabilities	17,480	36,812
Commitments and contingencies
Stockholders’ equity:
Preferred stock;
$.001 par value; 10,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock;
$.001 par value; 120,000,000 shares authorized; 50,673,758 and 48,680,348 shares issued, and 33,289,826 and 32,896,256 shares outstanding, respectively	51	49
Additional paid in capital	539,170	471,569
Less: 17,383,932 and 15,784,092 treasury shares, respectively, at cost	(460,160)	(413,885)
Accumulated other comprehensive income	6,802	1,998
Retained earnings	435,992	337,059

Total stockholders’ equity	521,855	396,790

Total liabilities and stockholders’ equity	$691,266	$541,505

SYNAPTICS INCORPORATED

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share data)

(Unaudited)

	Three Months Ended June 30,		Twelve Months Ended June 30,
	2013	2012	2013	2012
Net revenue	$230,183	$137,607	$663,588	$548,228
Cost of revenue	115,062	74,203	337,784	292,661

Gross margin	115,121	63,404	325,804	255,567
Operating expenses
Research and development	40,900	30,476	144,699	117,954
Selling, general, and administrative	21,521	17,584	79,620	70,045
Acquired intangibles amortization	262	—	1,025	—
Change in contingent consideration	247	—	1,347	—
Gain on sale of building	(1,578)	—	(1,578)	—

Total operating expenses	61,352	48,060	225,113	187,999

Operating income	53,769	15,344	100,691	67,568
Interest income	225	240	865	922
Non-cash interest income	194	—	194	—
Interest expense	(4)	(4)	(17)	(17)
Impairment recovery on investments	—	18	—	77

Income before provision for income taxes	54,184	15,598	101,733	68,550
Provision for income taxes	8,864	3,298	2,800	14,406

Net income	$45,320	$12,300	$98,933	$54,144

Net income per share:
Basic	$1.37	$0.37	$3.03	$1.64

Diluted	$1.29	$0.36	$2.89	$1.57

Shares used in computing net income per share:
Basic	32,979	33,321	32,658	33,030

Diluted	35,150	34,505	34,239	34,435

SYNAPTICS INCORPORATED

Reconciliation of GAAP Financial Measures to Non-GAAP Financial Measures

(In thousands, except per share data)

(Unaudited)

	Three Months Ended June 30,		Twelve Months Ended June 30,
	2013	2012	2013	2012
GAAP gross margin	$115,121	$63,404	$325,804	$255,567
Share-based compensation	221	226	911	1,129

Non-GAAP gross margin	$115,342	$63,630	$326,715	$256,696

GAAP gross margin—percentage of revenue	50.0%	46.1%	49.1%	46.6%
Share-based compensation—percentage of revenue	0.1%	0.1%	0.1%	0.2%

Non-GAAP gross margin—percentage of revenue	50.1%	46.2%	49.2%	46.8%

GAAP research and development expense	$40,900	$30,476	$144,699	$117,954
Share-based compensation	(3,992)	(4,300)	(15,775)	(15,509)

Non-GAAP research and development expense	$36,908	$26,176	$128,924	$102,445

GAAP selling, general, and administrative expense	$21,521	$17,584	$79,620	$70,045
Share-based compensation	(3,291)	(3,972)	(15,524)	(17,523)

Non-GAAP selling, general, and administrative expense	$18,230	$13,612	$64,096	$52,522

GAAP operating income	$53,769	$15,344	$100,691	$67,568
Acquired intangibles amortization	262	—	1,025	—
Change in contingent consideration	247	—	1,347	—
Share-based compensation	7,504	8,498	32,210	34,161
Gain on sale of building	(1,578)	—	(1,578)	—

Non-GAAP operating income	$60,204	$23,842	$133,695	$101,729

GAAP net income	$45,320	$12,300	$98,933	$54,144
Impairment recovery on investments	—	(18)	—	(77)
Non-cash interest income	(194)	—	(194)	—
Acquired intangibles amortization	262	—	1,025	—
Change in contingent consideration	247	—	1,347	—
Share-based compensation	7,504	8,498	32,210	34,161
Gain on sale of building	(1,578)	—	(1,578)	—
Tax adjustments	(2,620)	(2,170)	(25,365)	(9,589)

Non-GAAP net income	$48,941	$18,610	$106,378	$78,639

GAAP net income per share—diluted	$1.29	$0.36	$2.89	$1.57
Impairment recovery on investments	—	—	—	—
Non-cash interest income	(0.01)	—	(0.01)	—
Acquired intangibles amortization	0.01	—	0.03	—
Change in contingent consideration	0.01	—	0.04	—
Share-based compensation	0.21	0.24	0.94	0.99
Gain on sale of building	(0.05)	—	(0.05)	—
Tax adjustments	(0.07)	(0.06)	(0.73)	(0.28)

Non-GAAP net income per share—diluted	$1.39	$0.54	$3.11	$2.28